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Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

KGEN POWER CORPORATION

        THE UNDERSIGNED, acting as the incorporator of a corporation under and in accordance with the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended from time to time (the "General Corporation Law"), hereby adopts the following Certificate of Incorporation for such corporation:

ARTICLE I

        The name of the corporation is KGen Power Corporation (the "Corporation").

ARTICLE II

        The purpose for which the Corporation is organized is any or all lawful acts and activities for which corporations may be incorporated under the General Corporation Law.

ARTICLE III

        The street address of the initial registered office of the Corporation is 2711 Centerville Rd., Suite 400, City of Wilmington, County of New Castle, Delaware 19808, and the name of its initial registered agent at such address is the Corporation Trust Company.

ARTICLE IV

        The total number of shares of capital stock that the Corporation is authorized to issue is 155,000,000 shares, consisting of 150,000,000 shares of Common Stock, par value $0.0l per share (the "Common Stock"), and 5,000,000 shares of Preferred Stock, par value $0.0l per share (the "Preferred Stock").

        The shares of Preferred Stock may be issued from time to time in one or more series. Apart from any other provisions in this Certificate of Incorporation authorizing the issuance of shares of Preferred Stock, the Board of Directors of the Corporation is authorized to establish from time to time, by resolution or resolutions, the number of shares to be included in each series and to fix and alter the powers, preferences, and relative, participating, optional or other special rights, including voting rights, and qualifications, limitations or restrictions granted to and imposed upon any series thereof, and to fix the designation of any such series of Preferred Stock.

        The Board of Directors of the Corporation, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors of the Corporation originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the original issue of shares of that series.

        Subject to the provisions of applicable law or of the Bylaws with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote, and except as otherwise provided by applicable law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall exclusively possess the voting power for the election of directors and for all other purposes, with each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in the name of such holder on the books of the Corporation.

ARTICLE V

        The name and mailing address of the incorporator is as follows:

Name	Mailing Address
S. Allison	CT, a Wolters Kluwer Business, 1021 Main Street, Suite 1150, Houston, TX 77002

ARTICLE VI

        The Corporation will have perpetual existence.

ARTICLE VII

        Cumulative voting by the stockholders of the Corporation at any election of directors of the Corporation is hereby prohibited.

ARTICLE VIII

        The preemptive right of any stockholder of the Corporation to acquire additional or unissued or treasury shares of the Corporation, or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of the Corporation is hereby denied; provided, however, that nothing herein precludes the Corporation from granting preemptive rights by contract or agreement to any person, corporation, or other entity.

ARTICLE IX

        No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law or (d) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors or the person or persons exercising or performing any of the powers or duties otherwise conferred or imposed upon directors of the Corporation then the liability of the director of the Corporation or the person exercising or performing any of the powers or duties otherwise conferred or imposed upon directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

        Any amendment or repeal of this Article IX by either (i) the stockholders of the Corporation or (ii) amendment to the General Corporation Law shall not adversely affect any right or protection existing at the time of such amendment or repeal with respect to any acts or omissions occurring before such amendment or repeal of a director.

ARTICLE X

        The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies or otherwise participates in, any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding and any inquiry or investigation that could lead to such an action, suit or proceeding (whether or not by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, nonprofit entity, employee benefit plan, or other enterprise, against all judgments, penalties (including excise and similar taxes), fines, settlements, and expenses (including attorneys' fees and court costs) actually and reasonably incurred by such person in connection with such action, suit, or proceeding to the fullest extent permitted by the General Corporation Law, and such indemnity will inure to the benefit of the heirs, executors, and administrators of any such person so indemnified pursuant to this Article X; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any person pursuant to this Article X in connection with an action, suit, or proceeding (or part thereof) initiated by such person unless such action, suit, or proceeding (or part thereof) was authorized or consented to by the Corporation's Board of Directors. The right to indemnification under this Article X will also include, with respect to directors and officers, the right to be paid by the Corporation the expenses incurred in defending, testifying, or otherwise participating in any such proceeding in advance of its disposition to the fullest extent permitted by applicable law; provided, however, that, if the General Corporation Law requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding will be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to be indemnified under this Article X or otherwise. The Corporation may, by action of its Board of Directors, to the fullest extent permitted by applicable law, pay the expenses of defending such proceeding incurred by employees and agents of the Corporation in advance of its disposition upon such terms as the Board of Directors deems appropriate. The right to indemnification and advancement of expenses under this Article X is a contract right and should not be deemed exclusive of any other right to which those seeking indemnification may be entitled under any law, bylaw, agreement, vote of stockholders, or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and will continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators. Any repeal or amendment of this Article X by the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Article X, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and will not adversely affect the indemnification of any person who may be indemnified at the time of such repeal or amendment or adoption of such inconsistent provision.

ARTICLE XI

        In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt the original Bylaws of the Corporation, to amend or repeal the Bylaws or to adopt new Bylaws, subject to any limitations that may be contained in such Bylaws, but any Bylaws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon.

ARTICLE XII

        Election of directors need not be by written ballot.

ARTICLE XIII

        Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation to the contrary, no action required to be taken or which may be taken at any annual or special meeting of the stockholders of the Corporation may be taken by written consent without a meeting of such stockholders, except that such action may be taken if authorized in advance by the Board of Directors of the Corporation.

ARTICLE XIV

        Within five days after the occurrence of a Redemption Event (the "Notice Date"), the Corporation shall give notice to holders of the outstanding shares of Common Stock issued and sold in the 2006 Private Placement (the "Subject Stock") that it will redeem such shares on a date specified in such notice selected by the Board (the "Redemption Date"), which date will be no later than ten days after the Notice Date, at a cash price per share equal to (i) the price per share at which the Subject Stock was sold to the public in the 2006 Private Placement (without reduction for placement agent fees or any other discounts or commissions) plus (ii) (x) the amount of interest accruing on the proceeds of the 2006 Private Placement pursuant to the Escrow Agreement executed in connection with the 2006 Private Placement between the Corporation and the escrow agent, from the date of the closing of the 2006 Private Placement through the date immediately prior to the Redemption Date, divided by (y) the number of shares of Subject Stock outstanding on the Redemption Date.

        Holders of record of the Subject Stock at the close of business on the date of the Redemption Event shall be given notice of the Redemption Date by first class mail, postage paid, addressed to each such holder at its last address as shown upon the stock transfer books of the Corporation.

        Each notice of redemption delivered to a holder of shares of Subject Stock in accordance herewith shall specify (i) the Redemption Date, (ii) that the shares of Subject Stock held by such holder shall be redeemed by the Corporation on the Redemption Date, (iii) the per share redemption price and (iv) the method of payment for such shares of Subject Stock to be redeemed. Any notice provided shall be conclusively presumed to have been duly given, whether or not a holder of record of Subject Stock received such notice, and failure to give such notice, or any defect in such notice, to such holder shall not affect the validity of the proceedings for the redemption of any other shares of Subject Stock.

        From and after the Redemption Date, any and all rights of the former holders of shares of Subject Stock in respect of such shares (including without limitation any rights to vote or participate in dividends), shall cease and terminate, and from and after such date the former holders of the Subject Stock that were holders of record of the Subject Stock on the Redemption Date shall be entitled only to receive the cash redemption price payable therefor on the Redemption Date.

        From and after the closing of the 2006 Private Placement, no provision of this Article XIV shall be amended or repealed unless such action is approved by the affirmative vote of the holders of record of at least two-thirds of the Subject Stock.

        For the purpose of Article XIV, the capitalized terms below used in this Article XIV shall have the following meanings:

          (a)   The "2006 Private Placement" means the offer and sale by the Corporation of shares of its Common Stock in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, as contemplated by the Preliminary Offering Memorandum dated November 27, 2006, as such Preliminary Offering Memorandum shall be amended, revised or restated until the closing of such private offer and sale (the "Preliminary Offering Memorandum").

          (b)   "Redemption Event" means that as of February 28, 2007 (or such later date within 30 days thereafter consented to by the holders of record of at least two-thirds of the Subject Stock), any of the following has not occurred: (i) approval by the Federal Energy Regulatory Commission of the transfer of all of the outstanding equity interests in KGen Partners LLC to the Corporation; (ii) consent by the Georgia Power Company to the transfer of all of the outstanding equity interests in KGen Partners LLC to the Corporation pursuant to the provisions of the Contract for the Purchase of Firm Capacity and Energy between Georgia Power Company and

  KGen Murray I and II LLC; (iii) the closing of the Senior Credit Facilities (as defined in the Engagement Letter dated November 26, 2006 between KGen Partners LLC and Morgan Stanley & Co. Incorporated) and the funding of the term loan facility thereunder as contemplated by the Preliminary Offering Memorandum; and (iv) the acquisition all of the outstanding equity interests in KGen Partners LLC by the Corporation.

[Signature page follows]

        IN WITNESS WHEREOF, the incorporator of the Corporation hereto has caused this Certificate of Incorporation to be duly executed as of December 4, 2006.

/s/ S. ALLISON S. Allison, Incorporator

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  Exhibit 3.1
CERTIFICATE OF INCORPORATION OF KGEN POWER CORPORATION